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                               EXHIBIT  11.1

                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                     COMPUTATION OF EARNINGS PER SHARE
                 (In thousands, except per share amounts)


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                                                                    THREE                SIX
                                                                MONTHS ENDED        MONTHS ENDED
                                                                  JUNE 30,            JUNE 30,
                                                             ------------------  ------------------
                                                               1997      1996      1997      1996
                                                             --------  --------  --------   --------
Net loss. . . . . . . . . . . . . . . . . . . . . . . . . .  $ (2,987) $ (1,410) $ (6,391)  $(3,228)
                                                             --------  --------  --------   --------

Weighted average shares of common stock outstanding . . . .     6,725     6,677     6,725     6,678

Weighted average effect of common share equivalents . . . .         -         -         -         -
                                                             --------  --------  --------   --------

Weighted average shares outstanding . . . . . . . . . . . .     6,725     6,677     6,725     6,678
                                                             --------  --------  --------   --------

Net loss per common share and common share equivalent . . .  $  (0.44) $  (0.21) $  (0.95)  $ (0.48)
                                                             ========  ========  ========   ========
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